Exhibit 99.1

Atlantic Coast Financial Corporation Reports Second Quarter 2012 Results

JACKSONVILLE, Fla.--(BUSINESS WIRE)--August 3, 2012--Atlantic Coast Financial Corporation (the "Company,") (NASDAQ: ACFC), the holding company for Atlantic Coast Bank (the "Bank"), today reported financial results for the second quarter and six months ended June 30, 2012.

For the second quarter of 2012, the Company reported a net loss of $3.0 million or $1.20 per diluted share compared with a net loss of $1.5 million or $0.61 per diluted share in the year-earlier quarter and a net loss of $1.7 million or $0.69 per diluted share in the linked-quarter. For the first six months of 2012, the net loss totaled $4.7 million or $1.89 per diluted share compared with a net loss in the year-earlier period of $4.9 million or $1.98 per diluted share.

Notable highlights of the second quarter report included:

  The Company's increased net loss compared with the year-earlier quarter was due primarily to a higher provision for loan losses and reduced non-interest income related to gains on investment security sales recorded in 2011. The increased net loss compared with the linked quarter was due primarily to reduced non-interest income, a higher provision for loan losses and increased non-interest expenses.
  Non-performing assets decreased 11% to $40.8 million at June 30, 2012, from $46.1 million on a linked-quarter basis at March 31, 2012, and 22% from $52.4 million at December 31, 2011, with the improvements attributable primarily to a declining level of non-performing loans. Subsequent to the end of the quarter, the Company finalized the bulk sale of $4.0 million of non-performing loans, bringing the total reduction of non-performing assets in 2012 to $15.6 million or 29.8%. Losses attributable to this sale were recognized during the second quarter.
  Annualized net charge-offs to average loans decreased slightly to 3.69% for the second quarter of 2012 from 3.91% in the first quarter of 2012, but increased from 1.95% for the year-earlier second quarter. Net charge-offs included $1.2 million related to the bulk sale of non-performing assets discussed above, which settled in July 2012.
  Total assets were $778.5 million at June 30, 2012, compared with $789.0 million and $801.8 million at December 31, 2011, and June 30, 2011, respectively, as the Company has continued to manage asset size consistent with its overall capital management strategy.
  Subsequent to June 30, 2012, the Company modified its agreement with one of the counterparties to its reverse repurchase agreement debt. The changes to the agreement significantly reduce the Company's exposure to the risk of loss by removing the counterparty's option to terminate the debt at market value in the event the Bank becomes less than adequately capitalized or receives a cease and desist order from the Office of the Comptroller of the Currency ("OCC").

Commenting on the second quarter results, G. Thomas Frankland, President and Chief Executive Officer, said, "Following the improvements we cited in our first quarter report, we were pleased to see the Company continue to make headway in several key areas during the second quarter. Specifically, we witnessed further progress in reducing non-performing assets and lowering deposit costs. We also reduced non-interest expense compared with the year-earlier quarter and for the first half of the year versus the same period in 2011. Additionally, we are encouraged by the efforts of our retail banking team as it continues to show good progress in lower cost deposit production, as well as our warehouse and small business lending teams as they continue to build loan income. Lastly, our operations team has been successful in pursuing cost initiatives that will further reduce our non-interest expense.

"These positive results notwithstanding, our company faces significant ongoing challenges," Frankland continued. "Clearly, the uncertain state of the economy erodes customer and investor confidence, which has many significant ramifications, not the least of which is the impact on the capital markets as we work through our strategic alternatives process. In addition, the Company has been operating under a Supervisory Agreement with its primary regulators since December 2010 and is not currently in compliance with an Individual Minimum Capital Requirement. These circumstances will likely lead to additional enforcement actions by our regulators in the future. In light of these challenges, our Board and management remains focused on raising capital for the Bank in combination with steps to continuously reduce operating expenses, aggressively improve credit quality, and develop increasing revenue through our warehouse and small business lending platforms, along with increasing retail banking deposits."

Capital Update

The Bank's Tier 1 leverage ratio, Tier 1 risk-based capital ratio and Total risk-based capital ratio were 5.36%, 9.57%, and 10.83%, respectively, at June 30, 2012. The Company remained under an Individual Minimum Capital Requirement (the "IMCR") agreement with the OCC, which mandates that Atlantic Coast Bank must achieve a 7% Tier 1 (core) capital ratio. In light of the IMCR and the losses the Company has incurred over the past four years, the Company's Board of Directors began a review of strategic alternatives late in 2011, which includes consideration of a potential business combination, rights offering or other capital-raising actions. This process continues, however, there can be no assurances as to the outcome of these efforts.

Asset Quality	At
	June 30, 2012	March 31, 2012	Dec. 31, 2011	June 30, 2011
	($ in millions)
Non-performing loans	$33.1	$41.8	$46.6	$38.0
Non-performing loans to total loans	7.07%	8.38%	8.94%	7.00%
Other real estate owned	$7.7	$4.3	$5.8	$9.0
Non-performing assets	$40.8	$46.1	$52.4	$47.0
Non-performing assets to total assets	5.24%	5.94%	6.65%	5.86%
Troubled debt restructurings performing for less than 12 months under terms of modification	$20.0	$19.9	$19.3	$14.4
Total non-performing assets and troubled debt restructurings performing for less than 12 months under terms of modification	$60.8	$66.0	$71.7	$61.4
Troubled debt restructurings performing for more than 12 months under terms of modification	$12.0	$11.6	$12.7	$14.3
  The decrease in non-performing loans in the second quarter of 2012 on a linked-quarter basis primarily reflected a transfer of $4.8 million of non-performing loans to other real estate owned, $1.5 million for the disposal of non-performing loans through short sales, and a $1.2 million charge-off related to the bulk sale of non-performing residential loans of $4.0 million that closed in July 2012.
  Other real estate owned balances increased in the second quarter of 2012 from the first quarter of the year primarily due to the aforementioned transfer from non-performing loans, less $1.3 million in foreclosed asset sales.

Provision / Allowance for Loan Losses	At and for the Three Months Ended			At and for the Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
	($ in millions)
Provision for loan losses	$3.7	$3.5	$3.0	$7.2	$5.8
Allowance for loan losses	$12.3	$13.5	$13.7	$12.3	$13.7
Allowance for loan losses to total loans	2.64%	2.71%	2.52%	2.64%	2.52%
Allowance for loan losses to non-performing loans	37.30%	32.32%	36.00%	37.30%	36.00%
Net charge-offs	$4.9	$5.5	$2.8	$10.4	$5.4
Net charge-offs to average outstanding loans	3.69%	3.91%	1.95%	3.80%	1.85%
  Net charge-offs in the second quarter of 2012 included $1.2 million related to the bulk sale of $4.0 million of non-performing residential loans that settled in July 2012. Approximately $0.8 million of this charge-off had been reserved prior to the second quarter of 2012 and the remaining $0.4 million was recognized in the provision for loan losses in the current second quarter.
  The increase in the provision for loan losses from the first quarter of 2012 primarily reflected a $0.4 million additional loss related to the aforementioned sale, partially offset by lower home equity and other consumer losses.
Net Interest Income	Three Months Ended			Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
	($ in millions)
Net interest income	$5.1	$5.0	$5.4	$10.1	$10.7
Net interest margin	2.76%	2.65%	2.86%	2.70%	2.81%
Yield on investment securities	2.32%	2.50%	3.31%	2.41%	3.25%
Yield on loans	5.80%	5.61%	5.70%	5.70%	5.76%
Total cost of funds	2.04%	2.16%	2.36%	2.12%	2.44%
Average cost of deposits	0.80%	1.00%	1.32%	0.90%	1.40%
Rates paid on borrowed funds	4.44%	4.44%	4.28%	4.42%	4.46%
  The Company's net interest income improved sequentially for the second quarter of 2012 primarily because of reductions in the cost of deposits.
  The decline in net interest income for the second quarter of 2012 compared with the year-earlier quarter reflected primarily a reduction in loans outstanding, particularly portfolio loans, and the impact of lower interest rates on funds reinvested in investment securities and other interest-earning assets. Approximately half of this impact on interest income has been offset by reduced interest expense for deposits. The reduction in portfolio loans is consistent with the Company's capital management strategy and its efforts to increase levels of primary liquidity due to reductions in sources of secondary liquidity. In addition, net interest margin continues to be under pressure as yields on interest-earning assets, particularly for shorter-term assets, have remained at historically low interest rates, a trend that is expected to continue until mid 2014.
Non-Interest Income / Non-Interest Expense	Three Months Ended			Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
	($ in millions)
Non-interest income	$1.8	$2.2	$2.6	$4.0	$4.4
Non-interest expense	$6.0	$5.4	$6.5	$11.4	$14.3
Efficiency ratio	87.03%	75.26%	81.83%	81.05%	94.56%
  The decline in non-interest income for the second quarter of 2012 on a linked-quarter basis primarily reflected a reduction in gains on sales of Small Business Administration (SBA) loans, as well as lower gains on the sales of originated mortgages.
  The decline in non-interest income for the second quarter of 2012 compared with the year-earlier quarter primarily reflected reductions in gains on the sales of investment securities, service fees and bank-owned life insurance, which together were partially offset by increased gains on the sales of SBA loans.
  The increase in non-interest expense in the second quarter of 2012 on a linked-quarter basis primarily reflected increased collection costs of $0.2 million caused by the payment of property taxes and higher foreclosure costs due to net gains of $0.2 million in the first quarter of 2012 compared with a net loss of $0.1 million in the second quarter of 2012.
  The decline in non-interest expense in the second quarter of 2012 compared with the year-earlier quarter reflected reduced compensation and benefit expenses due to expense-reduction initiatives and lower expenses on foreclosed assets due to gains on disposal of other real estate owned in the first quarter of 2012.

About the Company

Atlantic Coast Financial Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings bank. It is a community-oriented financial institution serving northeastern Florida and southeastern Georgia markets through 12 locations, with a focus on the Jacksonville metropolitan area. Investors may obtain additional information about Atlantic Coast Financial Corporation on the Internet at www.AtlanticCoastBank.net, under Investor Information.

Forward-looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

ATLANTIC COAST FINANCIAL CORPORATION Unaudited Financial Highlights (In thousands, except per share amounts)

	June 30, 2012	March 31, 2012	Dec. 31, 2011	June 30, 2011
Total assets	$778,534	$776,831	$788,967	$801,774
Cash and cash equivalents	64,772	47,117	41,017	27,824
Securities available for sale	146,383	131,910	126,821	125,293

Loans held for sale	57,806	59,399	61,619	52,617
Loans receivable, gross	467,819	498,921	521,233	543,276
Allowance for loan losses	12,339	13,516	15,526	13,684
Loans receivable, net	455,480	485,405	505,707	529,592

Total deposits	500,481	498,010	508,411	497,526
Federal Home Loan Bank advances	135,000	135,000	135,000	151,000
Securities sold under agreements to purchase	92,800	92,800	92,800	92,800
Stockholders' equity	43,990	45,315	46,294	54,081
	June 30, 2012	March 31, 2012	Dec. 31, 2011	June 30, 2011
Interest income	$8,623	$8,749	$9,246	$9,631
Interest expense	3,519	3,766	3,963	4,206
Net interest income	5,104	4,983	5,283	5,425
Provision for loan losses	3,741	3,475	5,201	2,967
Net interest income after provision for loan losses	1,363	1,508	82	2,458
Non-interest income	1,799	2,155	2,134	2,555
Non-interest expense	6,008	5,372	6,629	6,530
Loss before income taxes	(2,846)	(1,709)	(4,413)	(1,517)
Income tax (expense) benefit	(150)	--	424	--
Net loss	$(2,996)	$(1,709)	$(3,989)	$(1,517)

Net loss per basic and diluted share	$(1.20)	$(0.69)	$(1.61)	$(0.61)

Basic and diluted weighted average shares outstanding	2,497	2,494	2,483	2,484

ATLANTIC COAST FINANCIAL CORPORATION Selected Consolidated Financial Ratios and Other Data (Unaudited) (Dollars in thousands)

	At and for the Three Months Ended June 30,		At and for the Six Months Ended June 30,
	2012	2011	2012	2011
Interest rate
Net interest spread	2.60%	2.72%	2.54%	2.66%
Net interest margin	2.76%	2.86%	2.70%	2.81%

Average balances
Loans receivable	$533,021	$585,034	$547,088	$587,010
Total interest-earning assets	740,867	759,972	746,714	762,862
Total assets	776,635	807,614	780,893	811,721
Deposits	497,540	501,356	500,964	508,761
Total interest-bearing liabilities	686,262	707,915	690,451	713,763
Total liabilities	730,594	751,962	734,351	757,197
Stockholders' equity	46,041	55,652	46,542	54,524

Performance ratios (annualized)
Return on average total assets	-1.54%	-0.75%	-1.21%	-1.22%
Return on average stockholders' equity	-26.03%	-10.90%	-20.22%	-18.12%
Ratio of operating expenses to average total assets	3.09%	3.23%	2.91%	3.54%
Efficiency ratio	87.03%	81.83%	81.05%	94.56%
Ratio of average interest-earning assets to average interest-bearing liabilities	107.96%	107.35%	108.15%	106.88%

Asset quality ratios
Non-performing loans	$33,084	$38,013	$33,084	$38,013
Foreclosed assets	7,708	8,969	7,708	8,969
Impaired loans	39,123	44,256	39,123	44,256
Non-performing assets to total assets	5.24%	5.86%	5.24%	5.86%
Non-performing loans to total loans	7.07%	7.00%	7.07%	7.00%
Allowance for loan losses to non-performing loans	37.30%	36.00%	37.30%	36.00%
Allowance for loan losses to total loans	2.64%	2.52%	2.64%	2.52%
Net charge-offs to average outstanding loans (annualized)	3.69%	1.95%	3.80%	1.85%

Capital ratios
Stockholders' equity to total assets	5.65%	6.75%	5.65%	6.75%
Average stockholders' equity to average total assets	5.93%	6.89%	5.96%	6.72%

CONTACT:
Atlantic Coast Financial Corporation
Thomas B. Wagers, Sr., 904-565-8570
Chief Financial Officer